UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 1, 2012

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2012, the Board of Directors of Lucas Energy, Inc. (the “Company”) approved an increase in the number of the members of the Board of Directors from four to six and thereafter appointed Ryan J. Morris and Joshua D. Young as Directors of the Company to fill the vacancies created by such increase.  Mr. Morris beneficially owns approximately 15% of the Company’s outstanding common stock, including shares underlying warrants to purchase common stock as discussed below.  Mr. Young beneficially owns approximately 1.3% of the Company’s outstanding common stock, including shares underlying warrants to purchase common stock as discussed below.

Biographical information for Mr. Morris and Mr. Young is provided below:

Ryan J. Morris

Mr. Morris, age 28, is the Managing Member of Meson Capital Partners LLC (“Meson LLC”), a San Francisco-based investment manager, which he founded in February 2009.  Mr. Morris is currently Executive Chairman of the Board of InfuSystem Holdings, Inc., an NYSE-MKT listed company.  From June 2011 through July 2012, Mr. Morris served as a member of the equity committee responsible for maximizing value to the stockholders of HearUSA, Inc. (subsequently HUSA Liquidating Corporation), an NYSE Amex-listed company in Chapter 11 bankruptcy, which has since liquidated its assets and ceased operations. Prior to founding Meson LLC, in July 2008 he co-founded VideoNote LLC, a small and profitable educational software company with customers including Cornell University and The World Bank, and he continues to serve as its Chief Executive Officer. Mr. Morris has a Bachelor’s of Science and Masters of Engineering degree in Operations Research & Information Engineering from Cornell University, and holds the Chartered Financial Analyst designation.

Josh D. Young

Mr. Young, age 29, is the founder and portfolio manager of Young Capital Management LLC, an investment advisor based in Los Angeles, with a specialty in oil and gas E&P, which entity Mr. Young founded in July 2010.  From February 2010 through May 2010, Mr. Young served as a consultant to Karlin Asset Management, a multi-billion dollar family office in Los Angeles.  From November 2007 through February 2010, Mr. Young served as an analyst at Karlin Asset Management, where he led its energy investment effort.  Prior to that, he served as an investment analyst at Triton Pacific Capital Partners in Los Angeles, a middle market private equity firm.  Prior to that, he was a corporate strategy consultant at Mercer Management Consulting and DiamondCluster in Chicago. He graduated with honors from the University of Chicago with a BA in economics.

Related Party Transactions With New Directors

Young Capital Partners, LP (“Young Capital”), an affiliate of Mr. Young, purchased 50,000 units from the Company in its December 2010 offering of units, each unit consisting of (a) one share of common stock; (b) one Series B Warrant to purchase one share of common stock at an exercise price of $2.86 per share; and (c) one Series C Warrant to purchase one share of common stock at an exercise price of $2.62 per share, for an aggregate of $119,000, or $2.38 per unit.

In July 2011, the Company and the investors in the Company’s December 2010 offering, including Young Capital, entered into an Amendment, Settlement and Release Agreement, which provided for, among other things, a decrease in the exercise price of the Series C Warrants to $2.48 per share and the automatic exercise of the Series C Warrants held by the December 2010 investors, including the Series C Warrants to purchase 50,000 shares of common stock held by Young Capital, pursuant to which Young Capital received 50,000 shares of common stock of the Company for an aggregate exercise price of $124,000.

Young Capital purchased 250,000 units for an aggregate of $500,000, or $2.00 per unit, in the Company’s April 2012 offering of units, with each unit consisting of (a) one share of common stock; and (b) 0.35 of a warrant to purchase one share of common stock at an exercise price of $2.30 per share.

Young Capital purchased 50,000 units for an aggregate of $82,500, or $1.65 per unit, and Meson Capital Constructive Partners LP (“Meson Capital”), an affiliate of Mr. Morris, purchased 750,000 units for an aggregate of $1,237,500, or $1.65 per unit, in the Company’s September 2012 offering of units, with each unit consisting of (a) one share of common stock; and (b) 0.25 of a warrant to purchase one share of common stock at an exercise price of $2.00 per share.

In August 2012, Meson Capital Partners LP (“Meson LP”) purchased warrants to purchase 83,334 shares of common stock at an exercise price of $1.00 per share (the “Warrants”) for an aggregate of $25,000, or $0.30 per Warrant, from the Company’s Chairman, J. Fred Hofheinz, and Warrants to purchase an aggregate of 15,167 shares for an aggregate of $4,550, or $0.30 per Warrant, from Peter K. Grunebaum, a member of the Company’s Board, in private transactions, which Warrants were subsequently exercised by Meson LP for an aggregate exercise price of $98,501.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: / s / William A. Sawyer
Name: William A. Sawyer
Title: Chief Executive Officer

Date: October 4, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith